Exhibit 99.1
MedAssets Appoints Chuck Garner to Become New CFO; Neil Hunn to be President, Revenue Cycle Technology
ATLANTA, Jan. 4, 2011 — MedAssets, Inc. (NASDAQ: MDAS), a leading financial improvement partner to more than 4,000 acute-care hospitals, today announced that it has appointed Charles O. Garner as executive vice president and chief financial officer, effective April 1, 2011. Mr. Garner will oversee the Company’s finance, investor relations, corporate development, and information technology operations.
“Chuck is a results-oriented executive who has been instrumental in the Company’s growth and development since joining MedAssets in 2005,” said John Bardis, MedAssets’ chairman, president, and chief executive officer. “He has brought a wealth of strategic, financial, and operational expertise to our Company, including his extensive experience in implementing growth strategies through a combination of organic initiatives, acquisitions and partnerships. I look forward to working with Chuck as CFO in the years ahead as we continue to pursue our unrelenting focus on delivering financial improvement for our customers and creating value for our shareholders.”
Currently senior vice president, corporate development, Mr. Garner has been leading MedAssets’ strategic planning, mergers and acquisitions, business integrations and partnership activities. Prior to joining the Company, he was responsible for strategic planning and corporate development at Coca-Cola Enterprises. His broad business experience includes positions as a management consultant with Bain & Company, where he advised clients on growth strategies in the technology and service industries, and in software design and business development at American Management Systems (now CGI) where he served healthcare and government clients.
Mr. Garner earned a Masters of Business Administration degree from the Kenan-Flagler Business School at The University of North Carolina at Chapel Hill. He graduated summa cum laude with a Bachelor of Business Administration degree in Management Information Systems from Loyola College in Maryland, and has also earned the Chartered Financial Analyst (CFA) designation.
Neil Hunn, the Company’s current chief financial officer, who has also been serving as president, revenue cycle technology since January 2010, will assume this operational leadership position on a full-time basis effective April 1, 2011 following a three-month transition period of the CFO role.
“Since joining MedAssets in 2001, Neil has shown extraordinary dedication to our Company, and a tireless effort to get the job done,” commented John Bardis. “Neil led our entrance into the revenue cycle management market, piloted MedAssets through our initial public offering in 2007, and has become a well-respected executive within both the healthcare technology industry and investment community. He will provide tremendous operational leadership for our revenue cycle business as we continue on our strong growth trajectory.”
About MedAssets
MedAssets (NASDAQ: MDAS) partners with healthcare providers to improve financial strength by implementing spend management and revenue cycle management solutions that help control cost,

improve margins and cash flow, increase regulatory compliance and optimize operational efficiency. MedAssets serves more than 180 health systems, 4,000 hospitals and 75,000 non-acute healthcare providers. For more information, go to www.medassets.com.
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